EXHIBIT 10.2

                               EMPLOYMENT CONTRACT

         By this Agreement, iNet Technology Group Incorporated, a Florida corporation, referred to in this Agreement as "Employer", located at 326 Green Acres Road, Suite A, Ft. Walton Beach, Florida, employs Malcolm R. Roy, referred to in this Agreement as "Employee", who accepts employment on the following terms and conditions:

                              I. TERM OF EMPLOYMENT

         By this Agreement, Employer employs Employee, and Employee accepts employment with Employer, as the President and Chief Executive Officer of Employer, with such employment to begin on January 1, 2000 and continue until this Agreement is terminated, as provided hereinafter.

                                II. COMPENSATION

         As compensation for the services rendered under this Agreement, Employee shall be paid by Employer a salary of at least $144,000 per year, payable in equal monthly salary payments, minus appropriate deductions for income taxes and benefit plan payments, on the 15th day of each month during the term of this Agreement. The amount paid is to be prorated for any partial employment period. In addition, Employee shall be compensated for his service as a member of Employer`s Board of Directors in the same amounts, if any, as other Board members. Employee's base salary ($144,000 during the year 2000) shall be increased annually, as follows:

(1) Each year on December 31, Employee's base salary for the next year shall be determined by multiplying that year's base salary by a multiplier calculated by dividing the closing price of the Employer's stock by the closing price of the Employer's stock on the previous December 31. For the purposes of the calculation for December 31, 2000, the previous year's closing price shall be considered to be $12.50 per share. Thus, if the stock of the Employer closes at $25.00 per share on December 31, 2000, Employee's base salary for the year 2001 shall be $288,000, calculated by multiplying the year 2000 base salary of $144,000 by $25 (the 12/31/00 closing price) and dividing the product by $12.50 (the previous year's closing price). If the closing price should decrease in any year of this Agreement, or if the closing price should remain the same, then no adjustment shall be made in Employee's base salary except any cost-of-living increase as hereinafter described. Stock prices used shall first be adjusted for any stock splits.

(2) As soon as practicable after January 1 of each year during the term of this Agreement, Employee shall receive a cost of living increase based upon the cost of living increase during the previous year published by the United States Department of Labor for the Standard Metropolitan Statistical Area in which Employee resides. If the cost of living figures decrease or remain the same for any year during the term of this Agreement, then no cost of living adjustment will be made for that year.

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                             III. DUTIES OF EMPLOYEE

         Employee is employed as the President and Chief Executive Officer of Employer and shall be provided with an office suitable for his position at Employer`s principal place of business and home office, which is currently located at 326 Green Acres Road, Suite A, Ft. Walton Beach, Florida, and at such other locations as Employer and Employee may agree from time to time. Employee shall be responsible for the overall operations of Employer, to serve as an officer and director of Employer and to perform such other and further duties of a similar nature as Employer and Employee may agree from time to time. Employee shall report directly to the Board of Directors, and all of the other employees of Employer shall report to Employee, directly or indirectly. Employee's duties may not be changed without Employee's consent.

                               IV. INDEMNIFICATION

         Employer agrees to fully indemnify, defend save and hold Employee harmless from any and all liabilities, claims, judgements, expenses and causes or theories of action arising out of the performance by Employee of the duties of his employment except as such may have arisen as a result of Employee`s own fraudulent or criminal conduct. This indemnification obligation is intended to be construed as broadly as is allowed under the laws of the State of Florida.

                  V. BENEFITS, STOCK OPTIONS AND STOCK BONUSES

         Employer agrees to provide to Employee all employee benefits such as health insurance, retirement or 401k plan, vacation time, disability insurance, life insurance and any other similar benefits on the same basis that Employer chooses to provide such benefits to other officers of Employer. In addition, Employer hereby grants to Employee the following stock bonuses:

         During the term of this Agreement, Employee shall be granted up to a total of 6,000,000 shares of Employer's stock in 1,000,000 increments the first time the stock of Employer reaches each of the following trading levels per share, after said options and prices having been adjusted for any stock splits:

                                   1. $ 15.00
                                   2. $ 18.00
                                   3. $ 21.60
                                   4. $ 25.92
                                   5. $ 31.10
                                   6. $ 37.32

                                 VI. TERMINATION

This Agreement shall terminate on the occurrence of any one of the following events:

1.       The death of Employee.
2.       The voluntary resignation of Employee.
3. Discontinuance of Employer`s operations, in which case this Agreement shall cease and terminate on the last day of the month in which Employer ceases operations.

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4.       The termination of Employee's employment by Employer because of
         Employee's fraudulent or criminal conduct.

         In the event this Agreement is terminated for any reason except for Employee's fraudulent or criminal conduct, Employer agrees to issue to Employee all unissued stock grants described in Article V. above as if the stock had reached the per share trading levels described therein, and Employer agrees to pay to Employee on the date of the termination severance pay in an amount equal to one year of Employee's base salary at Employee's base salary level then in effect. In the event this Agreement is terminated as a result of Employee's fraudulent or criminal conduct, Employer agrees to issue to Employee 1,000,000 shares of Employer's stock and pay to Employee an amount equal to one year of Employee's base salary at Employee's base salary level then in effect.

                             VII. GENERAL PROVISIONS

1. CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

2. ENTIRETY OF AGREEMENT. This Agreement supersedes all other agreements, either written or oral, between the parties to this Agreement with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to such employment.

3. MODIFICATION. This Agreement shall not be amended, modified or altered in any manner except in a writing signed by all parties.

4. ASSIGNMENT. This Agreement, any portion of this Agreement, or any right or privilege contained or implied in this Agreement shall not be assigned in any manner whatsoever.

Executed at ____________________________________________________________________
on ______________________________, 1999.

         EMPLOYER:                                EMPLOYEE:

         iNet Technology Group Incorporated       Malcolm R. Roy

         By:______________________________        ______________________________
         Malcolm R. Roy, CEO & President          Malcolm R. Roy, as Employee


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